infocrossing



Media Relations:                                       Investor Relations:
Michael Bendit                                         William Fischer
Infocrossing, Inc.                                     Infocrossing, Inc.
201-840-4780                                           201-840-4946
mbendit@infocrossing.com                               wfischer@infocrossing.com
------------------------                               -------------------------


              INFOCROSSING ACQUIRES AMQUEST FOR $20 MILLION IN CASH

    Acquisition Strengthens Infocrossing's Position as a Leader in Providing
                    Mission-Critical IT Outsourcing Solutions


LEONIA, N.J., February 6, 2002--Infocrossing, Inc. (Nasdaq: IFOX), announced today the acquisition of AmQUEST, Inc., the Atlanta, Georgia based IT outsourcing subsidiary of American Software, Inc. (Nasdaq: AMSWA), for approximately $20 million in cash. The acquisition will combine two highly complimentary businesses and will allow Infocrossing and its customers to benefit from increased scale, enhanced services and expanded geographic reach. The combination strengthens Infocrossing's position as one of the leading providers of IT outsourcing solutions for large to mid-size companies and will enable the Company to continue its aggressive growth strategy. The combined entity is anticipated to have projected 2002 revenue of approximately $50 million, over 200 customers, and a broad array of high-availability mainframe, midrange and open system outsourcing solutions. Infocrossing expects to realize significant cost savings from the combination of the two businesses and expects the acquisition to be accretive in 2002.

"The synergies between Infocrossing and AmQUEST make this an ideal combination," stated Zach Lonstein, Chairman and CEO of Infocrossing. "Greater scale of the combined businesses enables us to cost effectively deploy the latest technology to more customers, yielding improvements in both operations and service offerings. This acquisition also enhances Infocrossing's capabilities in the mid-range computer outsourcing business and strengthens our position in the broader IT outsourcing market."

Infocrossing and AmQUEST provide similar information technology services such as mainframe and open systems outsourcing, business continuity services, and systems and network management. Both companies also serve similar customers - large to mid-sized enterprises across a broad range of industries including financial services, security, publishing, healthcare, telecommunications and manufacturing.

Roger Barrios, President of AmQUEST, commented, "We are very excited about joining Infocrossing. The increased financial and operational strength created through our combined companies will translate directly into benefits for our customers, who will continue to receive the high level of service they have come to expect from AmQUEST."

"This acquisition is a major milestone for Infocrossing," said Mr. Lonstein. "We expect that the addition of AmQUEST's solid revenue base and operational efficiencies will accelerate our return to positive cash flow and create a firm foundation for future growth. Our goal is to continue to grow Infocrossing organically and through additional strategic acquisitions, to increase market share, and expand the scope of our offerings to customers. The Infocrossing and AmQUEST combination is a win-win for everyone involved - customers, shareholders and employees of both companies," Mr. Lonstein added.

In a related transaction, the Company received $10 million of financing from Camden Partners. The financing is in the form of senior subordinated debentures and detachable warrants to purchase common stock of Infocrossing. The senior subordinated debentures have a maximum maturity of four years, with interest payable semiannually in cash or additional debentures, at the Company's option. The warrants have an exercise price of $5.86 per share. The remaining portion of the purchase price was financed from the Company's existing cash balance.

David Warnock, General Partner of Camden Partners commented, "We believe that the combination of AmQUEST and Infocrossing creates a powerful platform addressing the security and economic issues related to IT investments. We are excited about expanding our long-standing relationship with Infocrossing."

"The strong cash flow characteristics of this deal allowed us to obtain attractive financing terms. Camden is a great partner and has known the Company for a long time. We look forward to their continued involvement with Infocrossing," Mr. Lonstein concluded.

Infocrossing will hold a teleconference to discuss the acquisition with the financial community on Monday, February 11, 2002 at 11:00 a.m. Eastern Time. Dial in: 1-888-694-4767 at least 10 minutes before the start of the call. A telephone replay will also be available for six weeks starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling the following toll-free number:
1-877-519-4471 and entering the access code number 3099657.

About Infocrossing, Inc. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. is a premier provider of a full range of IT outsourcing services, including mainframe and open system outsourcing, remote systems and network management, business process outsourcing, and IT infrastructure consulting. With more than 17 years of experience managing large, mission-critical IT systems, Infocrossing assures the optimal performance, security, reliability and scalability of customers' mainframes, distributed servers and networks, irrespective of where the systems components are located.

About American Software, Inc. (http://www.amsoftware.com)
                               -------------------------
Headquartered in Atlanta, American Software, Inc. develops, markets and supports one of the industry's most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. Intelliprise(TM) is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies, full global capability and integrated data marts. American Software holds 85% ownership in Logility Inc., (NASDAQ: LGTY), a leading supplier of collaborative value chain planning solutions via the Internet.

About Camden Partners, Inc. (http://www.camdenpartners.com)
                             -----------------------------

Camden Partners, Inc. specializes in private equity and negotiated direct investments in emerging public and private companies. Camden Partners is dedicated to funding and participating in the growth of well-managed businesses across a broad range of industries, including business services, education, healthcare and technology. Portfolio companies include Blue Rhino Corporation (NASDAQ: RINO), Aradigm Corporation (NASDAQ: ARDM), Concorde Career Colleges, Inc. (OTCBB: CCDC) and Occupational Health + Rehabilitation Inc. (OTCBB: OHRI).

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.